Exhibit 99.1

ISBA Announces Second Quarter 2012 Dividend

Mt. Pleasant, Michigan, May 25, 2012—Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on May 23, 2012, declared a second quarter cash dividend of $0.20 per share. The dividend will be payable on June 29, 2012 to shareholders of record as of June 26, 2012. This cash dividend represents a 5.3% increase compared to the second quarter dividend of 2011. The closing stock price for ISBA on May 24, 2012 was $24.90.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”